Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 5, 2006, X-Rite, Incorporated (the “Company”) consummated its exchange offer (the “Offer”) for all publicly held registered shares of Amazys Holding AG, a listed company incorporated in Switzerland (“Amazys”). In the Offer, the Company acquired an aggregate of 3,422,492 Amazys shares, representing approximately 99.7% of the shares outstanding on a fully diluted basis. On January 31, 2007, the Company completed the compulsory acquisition process under Swiss law whereby each Amazys share that remained outstanding was cancelled and converted into the right to receive the Offer consideration. Pursuant to the terms of the Offer, the Company paid 2.11 shares of its common stock and CHF 77 in cash for each tendered Amazys share. The aggregate consideration paid by the Company in the Offer and subsequent compulsory acquisition process was approximately 7.24 million shares of common stock and approximately $215.8 million in cash.

The unaudited pro forma condensed combined balance sheet and statement of operations for the year ended December 30, 2006 combine the historical consolidated statements of operations of the Company and Amazys as if the transaction had taken place on January 1, 2006. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) are expected to have a continuing impact on the combined results.

This information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial statements, (ii) the Company’s separate historical audited financial statements as of and for the years ended December 30, 2006 and December 31, 2005 included in its Annual Report on Form 10-K and (iii) the financial statements of Amazys included as Exhibit 99.1 to the Registration Statement on Form S-3 filed by the Company on August 21, 2007.

The unaudited pro forma condensed combined financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the results of operations actually would have been had the acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of the combined company after the acquisition.

The unaudited pro forma financial information was prepared using the purchase method of accounting. Accordingly, the Company’s cost to acquire Amazys has been allocated to the assets acquired and liabilities assumed based upon management’s estimate of their respective fair values as of the date of the completion of the acquisition. Any differences between the fair value of the consideration paid and the fair value of the assets and liabilities acquired has been recorded as goodwill.

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 30, 2006

(in thousands)

	X-Rite, Inc. Form 10-K Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$12,876	$(8,217	) A	$4,659
Accounts receivable	40,226			40,226
Inventories	30,165			30,165
Deferred income taxes	4,749			4,749
Assets held for sale	12,081			12,081
Prepaid expenses and other current assets	5,378			5,378

	105,475	(8,217)		97,258

Property, plant and equipment:
Land	120			120
Buildings and improvements	8,333			8,333
Machinery & equipment	28,869			28,869
Furniture & office equipment	18,282			18,282
Construction in progress	26,188			26,188

	81,792	—		81,792
Less accumulated depreciation	(33,232)			(33,232)

	48,560	—		48,560
Other assets:
Goodwill	203,101	244	B	203,345
Other intangibles, net	64,143	(5,317	) C	58,826
Cash surrender values (Founders policies)	21,377			21,377
Capitalized software, net	8,548			8,548
Deferred financing costs	6,882	(624	) D	6,258
Other non-current assets	4,173			4,173

	308,224	(5,697)		302,527

	$462,259	$(13,914)		$448,345

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

December 30, 2006

(in thousands)

	X-Rite, Inc. Form 10-K Historical	Pro Forma Adjustments		Pro Forma
LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Current liabilities:
Short-term borrowings	$13,500	$—		$13,500
Current portion of long-term debt	1,200			1,200
Accounts payable	10,574			10,574
Accrued liabilities:				—
Payroll and employee benefits	18,915			18,915
Income taxes	4,759	(336	) E	4,423
Derivative financial instruments	12			12
Interest	1,283	8,217	A	1,283
		(8,217	) A
Other	12,822			12,822

	63,065	(336)		62,729
Long-term liabilities:
Long-term debt, less current portion	190,200			190,200
Restructuring	3,729			3,729
Long-term compensation and benefits	1,410			1,410
Derivative financial instruments	520			520
Deferred income taxes	16,841			16,841
Other	884			884

	213,584	—		213,584
Shareholders’ investment:
Common stock	2,857			2,857
Additional paid-in capital	100,665			100,665
Retained earnings	79,119	(13,578	) F	65,541
Accumulated other comprehensive income	2,969			2,969

	185,610	(13,578)		172,032

	$462,259	$(13,914)		$448,345

X-RITE, INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 30, 2006

(in thousands, except per share data)

		Amazys Holding AG U.S. GAAP
	X-Rite, Inc. Form 10-K Historical	June YTD in CHF		June YTD Avg FX Rate	USD	Pro Forma Adjustments		Pro Forma
Net sales	$179,803	CHF	70,510	0.78778	$55,546	$—		$235,349
Cost of sales:
Products sold	70,522		32,600	0.78778	25,682			96,204
Restructuring charges	6,159							6,159
Inventory valuation adjustment	4,854							4,854

	81,535		32,600	0.78778	25,682	—		107,217

Gross profit	98,268		37,910		29,864	—		128,132

Operating expenses:
Selling and marketing	45,303		16,619	0.78778	13,092	1,263	A	59,658
Research, development and engineering	26,516		9,929	0.78778	7,822	3,407	A	37,745
General and administrative	24,812		6,072	0.78778	4,783	647	A	29,998
						(244	) B
Acquired in-process R&D	11,107							11,107
Restructuring	9,986							9,986
Integration	3,308		8,420	0.78778	6,633			9,941

	121,032		41,040	0.78778	32,330	5,073		158,435

Operating loss	(22,764)		(3,130)	0.78778	(2,466)	(5,073)		(30,303)
Interest expense	(8,758)		333	0.78778	262	(8,217	) C	(17,337)
						(624	) D
Gain on derivative financial instruments	2,083							2,083
Other, net	(188)		(348)	0.78778	(274)			(462)

Loss before income taxes	(29,627)		(3,145)	0.78778	(2,478)	(13,914)		(46,019)
Income tax benefit	(4,136)		(1,111)	0.78778	(875)	(336	) E	(5,347)

Net loss	$(25,491)	CHF	(2,034)	0.78778	$(1,603)	$(13,578)		$(40,672)

Loss per share:
Basic and diluted	$(1.03)							$(1.43)

Weighted average shares outstanding:
Basic and diluted	24,865					3,631	F	28,496

X-RITE, INCORPORATED

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1: Pro Forma Condensed Combined Balance Sheet Adjustments

A	Accrue and pay two additional quarters of interest expense on the first and second lien credit facilities.

B	Reverse June year-to-date amortization expense for Amazys’ historical intangible assets eliminated subsequent to the July 5, 2006 acquisition.

C	Record two additional quarters of amortization expense related to the acquired intangible assets.

D	Record two additional quarters of amortization expense for deferred financing costs.

E	Tax effects of the proforma adjustments.

F	Net income effect of the proforma adjustments.

Note 2: Pro Forma Condensed Combined Statement of Operations Adjustments

A	Record two additional quarters of amortization expense related to the acquired intangible assets.

B	Reverse June year-to-date amortization expense for Amazys’ historical intangible assets eliminated subsequent to the July 5, 2006 acquisition.

C	Record two additional quarters of interest expense on the first and second lien credit facilities.

D	Record two additional quarters of amortization expense for deferred financing costs.

E	Tax effects of the proforma adjustments.

F	Record additional average shares outstanding assuming X-Rite common stock was issued for the Amazys acquisition at the beginning of the year.